UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On May 14, 2025, New Fortress Energy, Inc. (“NFE”, the “Company”, “we”, “our” and “us”) completed the previously announced sale (the “Transaction”) of its Jamaica business, including operations at the LNG import terminal in Montego Bay, the offshore floating storage and regasification terminal in Old Harbour and the 150 megawatt Combined Heat and Power Plant in Clarendon, along with the associated infrastructure, (the “Jamaica Business”) to Excelerate Energy, Inc. for aggregate cash consideration of $1.055 billion pursuant to the Purchase Agreement dated March 26, 2025 (the “Purchase Agreement”).
The following unaudited pro forma condensed consolidated financial statements (which we refer to as the “pro forma financial statements”) have been prepared from the Company’s historical consolidated financial statements, adjusted to give effect to the Transaction. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2025 reflects the Company’s financial position as if the Transaction had occurred on March 31, 2025. The unaudited pro forma condensed consolidated income statements for the three months ended March 31, 2025 and for the year ended December 31, 2024 reflects the Company’s results as if the Transaction had occurred as of January 1, 2024. The Transaction does not qualify as a discontinued operation as it does not represent a strategic shift that will have a major effect on the Company’s operations or financial results.
The pro forma financial statements have been prepared based on information available and certain assumptions that management believes are reasonable, as further described below. They are not intended to be a complete representation of the Company’s financial position or results of operations had the Transaction occurred as of the period indicated. In addition, the pro forma financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of the Company’s future results of operations or financial condition had the Transaction and related transactions been completed on the date assumed. The pro forma financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes.
The preparation of pro forma financial statements includes transaction accounting adjustments that are based on reasonable estimates and assumptions further described in the accompanying notes. These transaction accounting adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing pro forma financial statements.

New Fortress Energy, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2025
(in thousands)

	Historical NFE	Transaction Accounting Adjustments	Notes	Pro Forma NFE
Assets
Current assets
Cash and cash equivalents	$447,862	$677,465	b, c, d	$1,125,327
Restricted cash	379,537	-		379,537
Receivables, net of allowances	273,136	-		273,136
Inventory	66,695	-		66,695
Assets held for sale – current	104,553	(104,553)	a	-
Prepaid expenses and other current assets, net	201,925	43,635	b	245,560
Total current assets	1,473,708	616,547		2,090,255

Construction in progress	3,901,113	-		3,901,113
Property, plant and equipment, net	5,545,980	-		5,545,980
Right-of-use assets	465,939	-		465,939
Intangible assets, net	188,118	-		188,118
Goodwill	594,256	-		594,256
Deferred tax assets, net	6,848	(1,196)	e	5,652
Assets held for sale – non-current	633,654	(633,654)	a	-
Other non-current assets, net	218,464	55,000	b	273,464
Total assets	$13,028,080	$36,697		$13,064,777

Liabilities
Current liabilities
Current portion of long-term debt and short-term borrowings	$260,848	$(19,703)	c	$241,145
Accounts payable	655,073	-		655,073
Accrued liabilities	268,083	45,206	f	313,289
Current lease liabilities	82,442	-		82,442
Liabilities held for sale – current	35,894	(35,894)	a	-
Other current liabilities	171,342	62,996	e	234,338
Total current liabilities	1,473,682	52,605		1,526,287

Long-term debt	8,931,506	(249,366)	c, d	8,682,140
Non-current lease liabilities	355,050	-		355,050
Deferred tax liabilities, net	51,359	-		51,359
Liabilities held for sale – non-current	135,398	(135,398)	a	-
Other long-term liabilities	168,851	-		168,851
Total liabilities	11,115,846	(332,159)		10,783,687

Commitment and contingencies

Series B convertible preferred stock	40,708	-		40,708

Stockholder’s equity
Class A common stock	2,738	-		2,738
Additional paid-in capital	1,722,829	-		1,722,829
Retained earnings (accumulated deficit)	(3,766)	368,856	g	365,090
Accumulated other comprehensive income	26,671	-		26,671
Total stockholder’s equity attributable to NFE	1,748,472	368,856		2,117,328
Non-controlling interest	123,054	-		123,054
Total stockholders’ equity	1,871,526	368,856		2,240,382
Total liabilities and stockholders’ equity	$13,028,080	$36,697		$13,064,777

New Fortress Energy, Inc.
Unaudited Pro Forma Condensed Consolidated Income Statement
For the three months ended March 31, 2025
(in thousands)

	Historical NFE	Transaction Accounting Adjustments	Notes	Pro Forma NFE
Revenues
Operating revenue	$384,881	$(94,178)	a	$290,703
Vessel charter revenue	45,436	-		45,436
Other revenue	40,219	-		40,219
Total revenues	470,536	(94,178)		376,358

Operating expenses
Cost of sales (exclusive of depreciation and amortization shown separately below)	302,377	(59,202)	a	243,175
Vessel operating expenses	7,176	(147)	a	7,029
Operations and maintenance	54,957	(10,649)	a	44,308
Selling, general and administrative	59,271	(1,171)	a	58,100
Transaction and integration costs	11,931	-		11,931
Depreciation and amortization	53,057	(5,692)	a	47,365
Asset impairment expense	246	-		246
Total operating expenses	489,015	(76,861)		412,154
Operating (loss) income	(18,479)	(17,317)		(35,796)
Interest expense	213,694	(11,456)	a, h, i	202,238
Other expense (income), net	(63,937)	(43)	a	(63,980)
Loss on extinguishment of debt, net	467	-		467
Loss before income taxes	(168,703)	(5,818)		(174,521)
Tax provision (benefit)	28,670	(25,159)	j	3,511
Net (loss) income	(197,373)	19,341		(178,032)

Net loss attributable to non-controlling interest	(2,208)	(413)	a	(2,621)
Convertible preferred stock dividend	(548)	-		(548)
Net loss (income) attributable to common stockholders	$(200,129)	$18,928		$(181,201)

Net loss per share – basic	$(0.73)	$-		$(0.66)
Net loss per share – diluted	$(0.73)	$-		$(0.66)

Weighted average number of shares outstanding – basic	273,609,766	-		273,609,766
Weighted average number of shares outstanding – diluted	273,609,766	-		273,609,766

New Fortress Energy, Inc.
Unaudited Pro Forma Condensed Consolidated Income Statement
For the year ended December 31, 2024
(in thousands)

	Historical NFE	Transaction Accounting Adjustments	Notes	Pro Forma NFE
Revenues
Operating revenue	$1,698,348	$(357,519)	a	$1,340,829
Vessel charter revenue	212,609	-		212,609
Contract novation income	295,558	-		295,558
Other revenue	158,345	-		158,345
Total revenues	2,364,860	(357,519)		2,007,341

Operating expenses
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,064,667	(242,185)	a	822,482
Vessel operating expenses	33,372	(339)	a	33,033
Operations and maintenance	174,313	(33,979)	a	140,334
Selling, general and administrative	285,520	(10,355)	a	275,165
Transaction and integration costs	12,279	45,168	a, f	57,447
Depreciation and amortization	162,014	(23,149)	a	138,865
Asset impairment expense	16,494	-		16,494
Loss (gain) on sale of assets, net	77,562	(488,260)	k	(410,698)
Total operating expenses	1,826,221	(753,099)		1,073,122
Operating income	538,639	395,580		934,219
Interest expense	328,377	(39,044)	a, h, i	289,333
Other expense (income), net	113,077	(1,205)	a	111,872
Loss on extinguishment of debt, net	270,063	10,006	l	280,069
(Loss) income before income taxes	(172,878)	425,823		252,945
Tax provision	69,509	61,641	j	131,150
Net (loss) income	(242,387)	364,182		121,795

Net loss attributable to non-controlling interest	(6,652)	(43)	a	(6,695)
Convertible preferred stock dividend	(3,462)	-		(3,462)
Deemed dividend from the preferred stock exchange	(17,605)	-		(17,605)
Net (loss) income attributable to common stockholders	$(270,106)	$364,139		$94,033

Net (loss) income per share – basic	$(1.24)	$-		$0.43
Net (loss) income per share – diluted	$(1.25)	$-		$0.42

Weighted average number of shares outstanding – basic	217,578,487	-		217,578,487
Weighted average number of shares outstanding – diluted	218,622,419	-		218,622,419

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Note 1 – Basis of Presentation
The pro forma financial statements are based on the historical consolidated financial statements of the Company as adjusted to give effect to the Transaction. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2025 gives effect to the Transaction as if it were completed on March 31, 2025. The unaudited pro forma condensed consolidated income statements for the three months ended March 31, 2025 and for the year ended December 31, 2024 give effect to the Transaction as if it were completed on January 1, 2024.
The Transaction and the related adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of the Company’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Regulation S-X Article 11, Pro Forma Financial Information. The pro forma financial statements do not purport to be indicative of the financial position or results of operations of the Company that would have occurred if the Transaction had occurred on the dates indicated, nor are they indicative of the Company’s future financial position or results of operations.
Note 2 - Transaction Accounting Adjustments
The transaction accounting adjustments are based on estimates and assumptions that the Company’s management believes are reasonable. These transaction accounting adjustments include those adjustments that are directly attributable to the Transaction and factually supportable. These transaction accounting adjustments are described below:
(a)Reflects the elimination of assets, liabilities and results of operations of the Jamaica Business.
(b)Reflects $956.5 million of estimated cash consideration, representing the gross sales price of $1,055.0 million less cash in escrow receivable after the closing date of $98.6 million plus contractual adjustments of $0.1 million. A portion of the escrow receivable, $43.6 million, is expected to be received in less than 12 months after the Transaction and is presented in Prepaid expenses and other current assets, net. The remaining portion of the escrow receivable, $55.0 million, is expected to be received in over 12 months after the Transaction and presented in Other non-current assets, net.
(c)Reflects the total repayment of South Power Bonds of $224.1 million, including the debt’s carrying amount of $218.1 million and loss on extinguishment of debt of $6.0 million, as a condition of closing the Transaction.
(d)Reflects the total repayment of $55.0 million of NFE's Term Loan A ("TLA"), which is a required use of proceeds under our recently amended TLA credit agreement. The adjustment eliminates the debt's carrying amount of $51.0 million and recognizes a loss on extinguishment of debt of $4.0 million.
Prior to the completion of the Transaction, the Company entered into the Twelfth Amendment to Credit Agreement (the “Twelfth Amendment”) which amends that certain Credit Agreement, dated as of April 15, 2021 (as amended, restated or otherwise modified from time to time, the “Existing RCF” and the Existing RCF as amended by the Twelfth Amendment, the “Amended RCF”), by and among the Company, as the borrower, the guarantors from time to time party thereto, the several lenders and issuing banks from time to time party thereto, and MUFG Bank Ltd., as administrative agent and as collateral agent. Among other things, the Twelfth Amendment waives the requirement that the Company pay 75% of net proceeds from certain asset sales to repay indebtedness, allowing the Company to apply $270.0 million of proceeds from the sale of the Jamaica Business to the extended tranche of the Existing RCF prior to September 30, 2025, when such amount was due.
During the three months ended March 31, 2025, the Company repaid $275.0 million of outstanding principal under the Existing RCF. Upon closing the Transaction, commitments under the Amended RCF were permanently reduced by the $270.0 million, and as such, no cash outflow to repay amounts under the Amended RCF have been shown in these pro forma financial statements. No transaction accounting adjustment is reflected in the pro forma condensed consolidated balance sheet, as the debt was not outstanding as of March 31, 2025.
(e)Reflects adjustments of $1.2 million to Deferred tax assets, net and $63.0 million to Other current liabilities for tax purposes.
(f)Subsequent to March 31, 2025, NFE anticipates it will incur additional non-recurring costs of approximately $45.2 million to complete the Transaction. These costs primarily relate to fees associated with transferring certain contracts and professional fees associated with Transaction. All costs are expected to be incurred within one year from the closing of the Transaction. These costs are reflected as an accrual within Accrued liabilities and additional costs within Transaction and integration costs in the pro forma condensed consolidated income statement for the year ended December 31, 2024.
(g)Reflects the net effect to Retained Earnings of the transaction accounting adjustments described in (a) through (f) above.
(h)Reflects the reduction in interest expense of $3.8 million and $15.4 million to give effect to the estimated repayment of South Power Bonds as described in (c) above for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively.
(i)Reflects the reduction in interest expense of $7.7 million and $23.6 million to give effect to the estimated repayment of NFE's TLA as described in (d) above for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively.
(j)Reflects the adjustment to Tax provision (benefit) of $(25.2) million and $61.6 million based on the transaction adjustments made from a pre-tax perspective. The increase in tax for the December 31, 2024 period and decrease in tax for the March 31, 2025 period primarily relates to the removal of the gain on sale on the Transaction from the estimated annual effective tax rate in the historical March 31, 2025 period and inclusion in the December 31, 2024 period.
(k)Reflects the pre-tax gain in connection with the Transaction of $488.3 million. This non-recurring activity is included within in the pro forma condensed consolidated income statement for the year ended December 31, 2024.
(l)Reflects the loss on extinguishment of debt of $10.0 million in connection with the repayment of the South Power Bonds and TLA as described in (c) and (d) above, included within the pro forma condensed consolidated income statement for the year ended December 31, 2024.